UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

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Barrett Business Services, Inc.

(Name of Registrant as Specified In Its Charter)

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BARRETT BUSINESS SERVICES, INC.

April 22, 2013

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Barrett Business Services, Inc., to be held at 2:00 p.m., Pacific Time, on Wednesday, May 29, 2013, at 8100 N.E. Parkway Drive, Suite 60, Vancouver, Washington 98662.

Matters to be presented for action at the meeting include the election of directors, ratification of the selection of our independent auditors, and an advisory vote to approve our executive compensation. We will also act on such other business as may properly come before the meeting or any postponements or adjournments thereof.

We look forward to speaking with those of you who are able to attend the meeting in person. Whether or not you can attend, please sign, date, and return your proxy as soon as possible, or follow the instructions for telephone or Internet voting on the accompanying proxy. If you do attend the meeting and wish to vote in person, you may revoke your proxy and vote personally.

Sincerely,

Michael L. Elich

President and Chief Executive Officer

BARRETT BUSINESS SERVICES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 29, 2013

You are invited to attend the annual meeting of stockholders (the “Annual Meeting”) of Barrett Business Services, Inc., a Maryland corporation (the “Company”), to be held at 8100 N.E. Parkway Drive, Suite 60, Vancouver, Washington 98662, on Wednesday, May 29, 2013, at 2:00 p.m., Pacific Time.

Only stockholders of record at the close of business on April 5, 2013, will be entitled to notice of and to vote at the Annual Meeting or any postponements or adjournments thereof.

The Annual Meeting is being held to consider and vote on the following matters:

1.	Election of six directors;

2.	Ratification of the selection of Moss Adams LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013;

3.	An advisory vote to approve our executive compensation; and

4.	The transaction of any other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

Please sign and date the accompanying proxy and return it promptly in the enclosed postage-paid envelope, or follow the instructions on the proxy for telephone or Internet voting, to avoid the expense of further solicitation. If you attend the Annual Meeting, you may revoke your proxy and vote your shares in person.

By Order of the Board of Directors

James D. Miller

Secretary

Vancouver, Washington

April 22, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 29, 2013:

The proxy statement for the 2013 annual meeting of stockholders and 2012 annual report to stockholders are available at http://barrettbusinessservices2013.investorroom.com.

BARRETT BUSINESS SERVICES, INC.

8100 N.E. Parkway Drive, Suite 200

Vancouver, Washington 98662

(360) 828-0700

PROXY STATEMENT

2013 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Barrett Business Services, Inc., a Maryland corporation (the “Company”), to be voted at the annual meeting of stockholders to be held on May 29, 2013 (the “Annual Meeting”), and any postponements or adjournments thereof. The proxy statement and accompanying form of proxy were first mailed to stockholders on approximately April 22, 2013.

VOTING, REVOCATION, AND SOLICITATION OF PROXIES

When a proxy in the accompanying form is properly executed and returned, the shares represented will be voted at the Annual Meeting in accordance with the instructions specified in the proxy. If no instructions are specified, the shares will be voted FOR Items 1, 2 and 3.

If you are a beneficial holder and do not provide specific voting instructions to your broker, the organization that holds your shares will not be authorized to vote your shares (known as a “broker non-vote”) on non-routine matters under the New York Stock Exchange rules governing discretionary voting by brokers, including the election of directors and the advisory vote to approve our executive compensation. Your broker may vote without instructions on the ratification of the selection of Moss Adams LLP as our independent registered public accounting firm for 2013. We encourage you to return your proxy promptly, or follow the instructions for telephone or Internet voting on the proxy, even if you plan to attend the Annual Meeting.

Any proxy given pursuant to this solicitation may be revoked by the person giving the proxy at any time prior to its exercise by written notice to the Secretary of the Company of such revocation, by a later-dated proxy received by the Company, or by attending the Annual Meeting and voting in person. The mailing address of the Company’s principal executive offices is 8100 N.E. Parkway Drive, Suite 200, Vancouver, Washington 98662. If your shares are held through a broker or other nominee, please follow their directions included with this proxy statement on how to vote your shares and, if necessary, how to change or revoke your voting instructions.

The solicitation of proxies will be made primarily by mail, but proxies may also be solicited personally or by telephone or other telecommunication by our directors and officers without additional compensation for such services. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses in sending proxy materials to stockholders. All costs of solicitation of proxies will be borne by the Company.

OUTSTANDING VOTING SECURITIES

The close of business on April 5, 2013, has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. On the record date, the Company had outstanding 7,041,006 shares of Common Stock, $.01 par value (“Common Stock”). Each share of Common Stock is entitled to one vote at the Annual Meeting. The presence, in person or by proxy, of stockholders entitled to cast a majority of all votes entitled to be cast at the Annual Meeting is required to constitute a quorum. Abstentions and broker non-votes, if any, will be considered present for purposes of determining the presence of a quorum.

ITEM 1—ELECTION OF DIRECTORS

The directors will be elected at the Annual Meeting to serve until the next annual meeting of stockholders and until their successors are elected and qualify. Our Charter and Bylaws authorize the Board to set the number of positions on the Board within a range of three to nine, with the current number fixed at six. Vacancies on the Board, including vacancies resulting from an increase in the number of positions, may be filled by the Board for a term ending with the next annual meeting of stockholders and when a successor is duly elected and qualifies.

A nominee will be elected if the nominee receives a plurality of the votes cast by the shares entitled to vote in the election, provided that a quorum is present at the Annual Meeting. A duly executed proxy will be voted FOR the election of the nominees named below, other than proxies marked to withhold authority to vote for one or more nominees and broker non-votes. Votes that are withheld and broker non-votes, if any, will have no effect on the outcome of the election of directors.

The Board recommends that stockholders vote for each of the nominees named below to serve as a director until the next annual meeting of stockholders and his successor is duly elected and qualifies. If for some unforeseen reason a nominee should become unavailable for election, the proxy may be voted for the election of such substitute nominee as may be designated by the Board.

The following table sets forth information with respect to each person nominated for election as a director, including their current principal occupation or employment and ages as of March 31, 2013. All of the nominees for election as directors are current Board members.

Name	Principal Occupation	Age	Director Since
Thomas J. Carley	Co-founder, Portal Capital, an investment management company	54	2000

Michael L. Elich	President and Chief Executive Officer of the Company	48	2011

James B. Hicks, Ph.D.	Research Professor, Cold Spring Harbor Laboratory, a nonprofit research institution in New York	66	2001

Roger L. Johnson	Founder and Managing Partner of Summa Global Advisors, LLC, an investment advisory firm	69	2006

Jon L. Justesen	Co-owner and Chief Executive Officer of Justesen Ranches located in eastern Oregon	61	2004

Anthony Meeker	Retired Managing Director of Victory Capital Management, Inc., Cleveland, Ohio, an investment management firm	73	1993

As discussed below under “Nominating and Governance Committee,” the Nominating and Governance Committee (the “Nominating Committee”) evaluates the Board’s membership from time to time in determining whether to recommend that incumbent directors be nominated for re-election. In this regard, the Nominating Committee considers whether the professional and educational background, business experience and expertise represented on the Board as a whole enables it to satisfy its oversight responsibilities in an effective manner.

The experience, qualifications, attributes and skills of each nominee that led the Nominating Committee to conclude that the individual should continue to serve as a director of the Company, including his business experience during the past five years, are described below.

Thomas J. Carley was President and Chief Financial Officer of Jensen Securities, a securities and investment banking firm in Portland, Oregon, for eight years until February 1998, when the company was sold to D.A. Davidson & Co. Thereafter, he was a research analyst at D.A. Davidson & Co. covering technology companies and financial institutions, as well as the Company, until December 1999. Mr. Carley was a private investor until July 2006, when he co-founded Portal Capital, an investment management company. Since July 2006, Mr. Carley has acted as principal of Portal Capital with responsibility for all of Portal Capital’s financial duties. Mr. Carley has an MBA from the University of Chicago Graduate School of Business, with an emphasis in accounting and finance, and an A.B. degree in Economics from Dartmouth College. He brings financial expertise to the Board through his prior experience in the areas of public accounting and financial analysis, including experience as an accountant with Price Waterhouse LLP, now known as PricewaterhouseCoopers LLP and as chair of the Board’s Audit and Compliance Committee.

Michael L. Elich joined the Company in October 2001 as Director of Business Development. He was appointed Vice President and Chief Operating Officer in May 2005. He was appointed interim President and Chief Executive Officer in January 2011 upon the death of William W. Sherertz. Effective February 17, 2011, Mr. Elich was elected to the Board and his position as President and Chief Executive Officer was confirmed. From 1995 to 2001, Mr. Elich served as Executive Vice President and Chief Operating Officer of Skills Resource Training Center, a staffing services company with offices in Oregon, Washington and Idaho later acquired by the Company in 2004. Mr. Elich graduated from Montana State University with a B.S. degree in Economic Science. Mr. Elich serves as a director of Tournament Golf Foundation, a non-profit organization that has donated more than $14 million to children’s charities since its inception in 1972. Mr. Elich brings to the Board his deep knowledge of the Company’s operations and industry and significant management experience.

James B. Hicks is Research Professor of Cancer Genetics at Cold Spring Harbor Laboratory and serves as Vice President for Science and director of GenDx, Inc., a cancer diagnostic company based in New York. He is also a co-founder and director of Virogenomics, Inc., a biotechnology company located in the Portland metropolitan area, for which he previously served as Chief Technology Officer. Dr. Hicks was a director of AVI BioPharma, Inc., from 1997 until October 2007 and a member of AVI BioPharma, Inc.’s audit committee. Between 1990 and 2006 Dr. Hicks co-founded five biotech/internet companies. Dr. Hicks completed a postdoctoral program at Cornell University, received a Ph.D. from the University of Oregon, and received a B.A. degree from Willamette University. Through his experience with other public companies, Dr. Hicks provides valuable business and financial insight to the Board. He is chair of the Board’s Compensation Committee.

Roger L. Johnson has been the Managing Partner of Summa Global Advisors, LLC, since October 2008. He was a Principal of Coldstream Capital Management, Inc., a wealth management firm headquartered in Bellevue, Washington, from 2005 until 2008. Mr. Johnson was President and CEO of Western Pacific Investment Advisers, Inc., for 15 years until its acquisition by Coldstream in 2005. Mr. Johnson is an ROTC Distinguished Military Graduate of Gonzaga University, with a B.A. degree in Psychology and minors in business administration and philosophy. After college, Mr. Johnson was an Infantry Captain in the U.S. Army in Vietnam, where his assignments included serving as a platoon leader in the 101st Airborne Division, an infantry adviser, and a company commander. Mr. Johnson has 42 years of experience in the financial services industry including extensive experience in asset allocation and portfolio management. As a result of his involvement in the financial services industry, Mr. Johnson contributes his business, leadership and management perspectives as a director of the Company and chair of the Board’s Investment Committee.

Jon L. Justesen is co-owner and Chief Executive Officer of Justesen Ranches, which operates in four counties in two states. He is also owner and President of Buckhollow Ranch, Inc., and has 35 years of experience creating wealth as a private investor. During Mr. Justesen’s 40 plus years of successfully growing and managing agribusinesses in eastern Oregon, he has overseen operations involving timber, wheat and cattle production, property management and development, and resource-based recreational activities. He brings to the Board leadership and business management skills developed during his lifelong career managing substantial ranching operations. He also provides the Company with connections to potential customers through his personal network of business contacts developed in several geographic markets in which the Company operates. Mr. Justesen is chair of the Board’s Nominating Committee.

Anthony Meeker serves as Chairman of the Board. He retired in 2003 as a Managing Director of Victory Capital Management, Inc. (formerly known as Key Asset Management, Inc.), where he was employed for 10 years. Mr. Meeker is also a director of First Federal Savings and Loan Association of McMinnville and was a director of Oregon Mutual Insurance Company until March 2012, serving on its audit, compensation and risk management committees, and as chair of its investment committee. He also serves on the board of two charitable organizations, Mid Valley Rehabilitation and Oregon State Capitol Foundation. From 1987 to 1993, Mr. Meeker was Treasurer of the State of Oregon. His duties as state treasurer included investing the assets of the state, including the then $26 billion state pension fund, managing the state debt, and supervising all cash management programs. Mr. Meeker also managed the workers compensation insurance reserve fund of the State Accident Insurance Fund, providing oversight to ensure adequate actuarial reserves. He received a B.A. degree from Willamette University. Mr. Meeker’s experience in the insurance industry assists the Company in managing risk with regard to its self-insured status with respect to workers’ compensation and overseeing its captive insurance subsidiaries. Mr. Meeker also brings leadership skills and a unique insight as a result of his public service as state treasurer and service on other corporate boards.

Mr. Johnson and Mr. Justesen are first cousins.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board held 15 meetings in 2012. During 2012, each director attended at least 85 percent of the total number of the meetings of the Board and the meetings held by each committee of the Board on which he served.

The Company does not have a policy regarding directors’ attendance at the Company’s annual meeting of stockholders. All of the directors attended last year’s annual meeting.

The Board has determined that Messrs. Carley, Hicks, Johnson, Justesen, and Meeker are independent directors as defined in Rule 5605(a)(2) of the listing standards applicable to companies listed on The Nasdaq Stock Market.

Board Leadership Structure

Michael L. Elich has served as the Company’s Chief Executive Officer since January 20, 2011, and as a director since February 17, 2011. Anthony Meeker, a long-time outside director of the Company, serves as Chairman of the Board.

Each of our directors other than Mr. Elich, including each member of the Board’s audit, nominating and compensation committees, is an independent director under the Nasdaq listing rules. The outside directors also meet from time to time in executive session without the President and Chief Executive Officer or other management being present.

The Board believes that the Board leadership structure reflecting the separation of the Chairman and Chief Executive Officer positions serves the best interests of the Company and its stockholders by giving an independent director a direct and significant role in establishing priorities and the strategic direction and oversight of the Company. The Board believes that the manner in which it oversees risk management at the Company has not affected its leadership structure.

The Board’s Role in Risk Oversight

The Company’s management is responsible for identifying, assessing and managing the material risks facing the Company. The Board has historically performed an important role in the review and oversight of risk, and generally oversees risk management practices and processes. The Board, either as a whole or through the Audit and Compliance Committee (the “Audit Committee”) and other board committees, periodically discusses with management strategic and financial risks associated with the Company’s operations, their potential impact on the Company, and the steps taken to manage these risks.

While the Board is ultimately responsible for risk oversight, the Board’s committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. In particular, the Audit Committee focuses on financial and enterprise risk and discusses with management, outside actuarial consultants, and the Company’s independent registered public accounting firm the Company’s policies and practices with respect to risk and particular areas of risk exposure, including with respect to the Company’s self-insurance program for workers’ compensation coverage and management of its captive insurance subsidiaries. The Audit Committee also assists the Board in fulfilling its duties and oversight responsibilities relating to the Company’s compliance and ethics programs. The Nominating Committee oversees the functioning of the Board and its committees as well as succession planning for the Company’s executive positions. The Compensation Committee monitors the Company’s incentive compensation programs assure that management is not encouraged to take actions involving excessive risk. The Investment Committee oversees the investment advisors retained by the Company and monitors its investments in marketable securities and other financial instruments.

Audit and Compliance Committee

The Audit Committee reviews and pre-approves audit and legally-permitted non-audit services provided by the Company’s independent registered public accounting firm (the “independent auditors”), makes decisions concerning the engagement or discharge of the independent auditors, and reviews with management and the independent auditors the results of their audit, the adequacy of internal accounting controls, and the quality of financial reporting. The Audit Committee also oversees the Company’s Code of Business Conduct and Code of Ethics for Senior Financial Officers. It reviews for potential conflicts of interest, and determines whether or not to approve, any transaction by the Company with a director or officer (including their family members) that would be required to be disclosed in the Company’s annual proxy statement. The Audit Committee held five meetings in 2012.

The current members of the Audit Committee are Messrs. Carley (chair), Hicks, Johnson, and Meeker. The Board has determined that Thomas J. Carley is qualified to be an “audit committee financial expert” as defined by rules of the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934 (the “Exchange Act”). The Board has also determined that each member of the Audit Committee, including Mr. Carley, meets the financial literacy and independence requirements for audit committee membership specified in applicable rules of the SEC under the Exchange Act and in listing standards applicable to companies listed on The Nasdaq Stock Market. The Audit Committee’s activities are governed by a written charter, a copy of which is available on the Company’s website at www.barrettbusiness.com in the “Investor Relations” section.

Compensation Committee

The Compensation Committee reviews the compensation of executive officers of the Company and makes recommendations to the Board regarding base salaries and other forms of compensation to be paid to executive officers, including decisions as to grants of options and other stock-based awards. The current members of the Compensation Committee are Dr. Hicks (chair) and Messrs. Carley, Justesen, and Meeker, each of whom is “independent” as defined in Rule 5605(a)(2) of the listing standards for companies listed on The Nasdaq Stock Market. The Compensation Committee held four meetings in 2012.

The Compensation Committee’s responsibilities are outlined in a written charter, a copy of which is available on the Company’s website at www.barrettbusiness.com in the “Investor Relations” section. The Compensation Committee is charged with carrying out the Board’s overall responsibilities relating to compensation of the Company’s executive officers and directors. Its specific duties include reviewing the Company’s cash incentive and equity compensation programs for executive officers and director compensation arrangements, and recommending changes to the Board as it deems appropriate. In the course of reviewing the Company’s compensation policies and practices, the Compensation Committee has considered whether the Company’s compensation program encourages employees to take risks that are reasonably likely to have a material adverse effect on the Company, and has concluded that such a result is unlikely.

The Chief Executive Officer reviews the performance of each executive officer (other than himself) and makes recommendations to the Compensation Committee regarding salary adjustments, stock-based awards and the satisfaction of performance goals for cash incentive bonuses. The Compensation Committee is responsible for annually evaluating the CEO’s performance and establishing his base and incentive compensation. The CEO is excused during discussions of his compensation. The Compensation Committee exercises its own discretion in accepting or modifying the CEO’s recommendations regarding the performance and compensation of the Company’s other executive officers. The Compensation Committee also administers the Company’s stock incentive plans.

The Compensation Committee, as it deems appropriate and permitted by applicable law, may delegate its responsibilities to a subcommittee. Also, in 2011, the Compensation Committee delegated to the CEO authority to grant stock options for up to 100,000 shares of Common Stock under the Company’s 2009 Stock Incentive Plan in his discretion to corporate and branch personnel who were not executive officers. Although the Compensation Committee has express authority to retain outside compensation consultants and other advisors, it did not do so in 2012.

Nominating and Governance Committee

The Nominating Committee evaluates and recommends candidates for nomination by the Board in director elections and otherwise assists the Board in determining and evaluating the composition of the Board and its committees. The Nominating Committee is also responsible for developing corporate governance guidelines for the Company. The current members of the Nominating Committee are Messrs. Justesen (chair), Carley, Johnson, and Meeker. The Nominating Committee held one meeting in 2012.

The Board has determined that each current member of the Nominating Committee is an independent director as defined in Rule 5605(a)(2) of the listing standards applicable to companies listed on The Nasdaq Stock Market. The Nominating Committee is governed by a written charter, which is available on the Company’s website at www.barrettbusiness.com in the “Investor Relations” section.

The Nominating Committee does not have any specific, minimum qualifications for director candidates. In evaluating potential director nominees, the Nominating Committee will consider:

•	The candidate’s ability to commit sufficient time to the position;

•	Professional and educational background that is relevant to the financial, regulatory, and business environment in which the Company operates;

•	Demonstration of ethical behavior;

•	Whether the candidate contributes to the goal of bringing diverse perspectives, business experience, and expertise to the Board; and

•	The need to satisfy independence and financial expertise requirements relating to Board and committee composition.

The Nominating Committee relies on its periodic evaluations of the Board in determining whether to recommend nomination of current directors for re-election. Whenever the Nominating Committee is required to identify new director candidates, because of a vacancy or a decision to expand the Board, the Nominating Committee will poll current directors for suggested candidates. The Nominating Committee has not hired a third-party search firm to date, but has the authority to do so if it deems such action to be appropriate. The Nominating Committee does not have a policy in place for considering diversity in identifying nominees for director.

Once potential candidates are identified, the Nominating Committee will conduct interviews with the candidates and perform such investigations into the candidates’ background as the Nominating Committee deems appropriate.

The Nominating Committee will consider director candidates suggested by stockholders for nomination by the Board. Stockholders wishing to suggest a candidate to the Nominating Committee should do so by sending the candidate’s name, biographical information, and qualifications to: Nominating Committee Chair c/o James D. Miller, Secretary, Barrett Business Services, Inc., 8100 N.E. Parkway Drive, Suite 200, Vancouver, Washington 98662. Candidates suggested by stockholders will be evaluated by the same criteria and process as candidates from other sources.

DIRECTOR COMPENSATION FOR 2012

The following table summarizes compensation paid to the Company’s outside directors for services during 2012. No outside director received perquisites or other personal benefits with a total value exceeding $10,000 during 2012.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	All Other Compensation	Total
Thomas J. Carley	$55,500	$53,600	—	$109,100
James B. Hicks, Ph.D.	$52,000	$53,600	—	$105,600
Roger L. Johnson	$48,000	$53,600	—	$101,600
Jon L. Justesen	$45,500	$53,600	—	$99,100
Anthony Meeker	$61,000	$53,600	—	$114,600

(1)

Directors (other than directors who are full-time employees of the Company, who do not receive directors’ fees) are entitled to receive an annual retainer payable monthly in cash. Until July 1, 2012, Directors received an annual retainer of $36,000, other than the Chairman of the Board, who received an annual retainer of $54,000. Committee chairs received the following additional annual cash compensation: Audit, $10,000; Compensation, $5,000; Investment, $5,000; and Nominating, $3,000. Effective July 1, 2012, the annual retainer was increased to $50,000 for each independent director other than the Chairman of the Board, whose annual retainer was increased to $68,000, while committee chair compensation was established as follows: Audit, $15,000; Compensation, $10,000; Investment, $5,000; and Nominating, $5,000.

(2)

Reflects the grant date fair value of 2,500 restricted stock units (“RSUs”) granted to each director using the closing price of stock on the grant date, $21.44 per share. Each RSU represents a contingent right to receive one share of the Company’s common stock. The RSUs vest in four equal annual installments beginning on July 2, 2013, and will be settled by delivery of unrestricted shares of common stock on the vesting date.

(3)

At December 31, 2012, the Company’s outside directors held stock options as follows: Mr. Carley, 16,500 shares; Dr. Hicks, 18,750 shares; Mr. Johnson, 9,000 shares; Mr. Justesen, 12,750 shares; and Mr. Meeker, 13,250 shares.

CODE OF ETHICS

The Company has adopted a Code of Ethics for Senior Financial Officers (“Code of Ethics”), which is applicable to the Company’s principal executive officer, principal financial officer, and principal accounting officer. The Code of Ethics focuses on honest and ethical conduct, the adequacy of disclosure in financial reports of the Company, and compliance with applicable laws and regulations. The Code of Ethics is included as part of the Company’s Code of Business Conduct, which is generally applicable to all of the Company’s directors, officers, and employees. The Code of Business Conduct is available on the Company’s website at www.barrettbusiness.com in the “Investor Relations” section.

STOCK OWNERSHIP BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT

Beneficial Ownership Table

The following table sets forth information regarding the beneficial ownership of Common Stock as of April 5, 2013, by each director, by each executive officer and by all directors and executive officers of the Company as a group. In addition, it provides information about each other person or group known to the Company to own beneficially more than 5 percent of the outstanding shares of Common Stock.

Unless otherwise indicated, all shares listed as beneficially owned are held with sole voting and dispositive power.

Names and Addresses of 5 Percent Beneficial Owners	Amount and Nature of Beneficial Ownership(1)	Percent
Dimensional Fund Advisors LP(2)	473,803	6.7%
BlackRock, Inc.(3)	427,507	6.1%

Names of Directors and Executive Officers
Thomas J. Carley	25,754	(4)	*
Michael L. Elich	117,498	(4)	1.7%
James B. Hicks, Ph.D.	23,051		*
Roger L. Johnson.	8,750		*
Jon L. Justesen	47,999		*
Anthony Meeker	15,910		*
James D. Miller	55,800		*
Gregory R. Vaughn	103,188		1.5%
All directors and executive officers as a group (8 persons)	397,950		5.5%

*	Less than 1% of the outstanding shares of Common Stock.
(1)

Includes options to purchase Common Stock exercisable within 60 days following April 5, 2013, as follows: Mr. Carley, 11,250 shares; Mr. Elich, 75,123 shares; Dr. Hicks, 14,500 shares; Mr. Johnson, 4,250 shares; Mr. Justesen, 8,000 shares; Mr. Meeker, 8,500 shares; Mr. Miller, 50,800 shares; Mr. Vaughn, 74,449 shares; and all directors and executive officers as a group, 246,872 shares.

(2)

Based on information contained in Schedule 13G filed on February 11, 2013, by Dimensional Fund Advisors LP, Building One, 6300 Bee Cave Road, Austin, Texas 78746, reporting sole voting power as to 459,017 shares and sole dispositive power as to 473,803 shares.

(3)	Based on information contained in Schedule 13G filed on January 30, 2013, by BlackRock, Inc., 40 East 52nd Street, New York, NY 10022, reporting sole voting and dispositive power as to 427,507 shares.
(4)	Includes shares pledged as collateral for margin accounts with brokerage firms as follows: Mr. Carley, 10,503 shares; and Mr. Elich, 39,000 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Exchange Act (“Section 16”) requires that reports of beneficial ownership of Common Stock and changes in such ownership be filed with the SEC by Section 16 “reporting persons,” including directors, executive officers, and certain holders of more than 10% of the outstanding Common Stock. To the Company’s knowledge, based solely upon a review of the copies of Forms 3, 4 and 5 (and amendments thereto) filed with the SEC and written representations by the Company’s directors and executive officers, all Section 16 reporting persons complied with all applicable Section 16(a) filing requirements during 2012 on a timely basis.

Stock Ownership Guidelines For Non-Employee Directors

The Board has adopted stock ownership guidelines such that each non-employee director is expected to own shares of BBSI common stock with a value equal to at least three times the regular annual cash retainer, currently $50,000, within three years of first being elected. The value of shares owned is calculated quarterly based on the higher of current market price or the average daily closing price for the preceding 12 months. Any shortfall resulting from an increase in the annual cash retainer or a decrease in the stock trading price (or both) is expected to be cured within two years following the end of the quarter in which the resulting required increase in share ownership first occurred.

MATTERS RELATING TO OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Moss Adams LLP was the Company’s independent registered public accounting firm with respect to its audited financial statements for the year ended December 31, 2012. The Company expects representatives of Moss Adams LLP to be present at the Annual Meeting and to be available to respond to appropriate questions. They will have the opportunity to make a statement at the Annual Meeting if they desire to do so.

Fees Paid to Principal Independent Registered Public Accounting Firm

The following fees were billed by Moss Adams LLP for professional services rendered to the Company in fiscal 2011 and 2012:

	2011	2012
Audit Fees(1)	$334,500	$334,500
Audit Related Fees(2)	$42,100	$42,000
Tax Fees(3)	$25,600	$39,400
All Other Fees	—	—

(1)

Consists of fees for professional services for the audit of the Company’s annual financial statements for the year shown and for review of financial statements included in quarterly reports on Form 10-Q filed during that year.

(2)

Refers to assurance and related services and subsidiary audit services that are reasonably related to the audit or review of the Company’s financial statements and that are not included in audit fees, including reviewing and assisting the Company with preparing responses to correspondence received by the Company from the SEC commenting on reports and other documents filed by the Company with the SEC.

(3)

Consists primarily of tax consulting services related to analysis of certain expense deductions and non-business income exclusions from taxable income in various states in which the Company conducts its business.

Pre-Approval Policy

The Company has adopted a policy requiring pre-approval by the Audit Committee of all fees and services of the Company’s independent registered public accounting firm (the “independent auditors”), including all audit, audit-related, tax, and other legally permitted services. Under the policy, a detailed description of each proposed service is submitted to the Audit Committee jointly by the independent auditors and the Company’s Chief Financial Officer, together with a statement from the independent auditors that such services are consistent with the SEC’s rules on auditor independence. The policy permits the Audit Committee to pre-approve lists of audit, audit-related, tax, and other legally-permitted services. The maximum term of any pre-approval is 12 months. Additional pre-approval is required for services not included in the pre-approved categories and for services exceeding pre-approved fee levels. The policy allows the Audit Committee to delegate its pre-approval authority to one or more of its members provided that a full report of any pre-approval decision is provided to the full Audit Committee at its next scheduled meeting. The Audit Committee pre-approved 100% of the fees described above.

AUDIT COMMITTEE REPORT

In discharging its responsibilities, the Audit and Compliance Committee and its individual members have met with management and with the Company’s independent auditors, Moss Adams LLP, to review the audit process and the Company’s accounting functions and to review and discuss the Company’s audited financial statements for the year ended December 31, 2012. The Committee discussed and reviewed with the Company’s independent auditors all matters that the independent auditors were required to communicate and discuss with the Committee under applicable auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, regarding communications with audit committees. Committee members also discussed and reviewed the results of the independent auditors’ examination of the financial statements, and the quality and adequacy of the Company’s internal controls. The independent auditors provided to the Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding communications with the Committee concerning independence, and the Committee discussed with the independent auditors any relationships that may affect their objectivity and independence.

Based on its review and discussions with management and the Company’s independent auditors, the Audit Committee recommended to the Board that the audited financial statements for the fiscal year ended December 31, 2012, be included in the Company’s Annual Report on Form 10-K for filing with the SEC.

AUDIT AND COMPLIANCE

COMMITTEE

Thomas J. Carley, Chair

James B. Hicks, Ph.D.

Roger L. Johnson

Anthony Meeker

ITEM 2—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Moss Adams LLP as the Company’s independent registered public accounting firm to examine the financial statements of the Company for the fiscal year ending December 31, 2013. Although the selection of independent auditors is not required to be submitted to a stockholder vote by the Company’s charter documents or applicable law, the Board has decided to ask the stockholders to ratify the selection. If the stockholders do not approve the selection of Moss Adams LLP, the Audit Committee will reconsider its selection.

Provided that a quorum is present, the selection of Moss Adams LLP as the Company’s independent auditors will be ratified if it receives the affirmative vote of a majority of the votes cast at the Annual Meeting. Shares that are not represented at the meeting and shares that abstain from voting on this proposal will have no effect on the outcome of the voting on this proposal.

The Board recommends that stockholders vote FOR ratification of the selection of Moss Adams LLP as the Company’s independent registered public accounting firm for 2013.

ITEM 3—ADVISORY VOTE TO APPROVE COMPENSATION OF OUR NAMED

EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) included a provision that requires public companies to hold an advisory stockholder vote to approve or disapprove the compensation of their named executive officers. The Dodd-Frank Act also included a provision providing stockholders of a public company the opportunity to vote, on an advisory basis, on how frequently they would like the company to hold an advisory vote on the compensation of executive officers. At the 2011 annual meeting, the Company’s stockholders approved the Board’s recommendation that an advisory vote on executive compensation be conducted annually. Accordingly, we are conducting an advisory vote to approve the compensation of the Company’s executive officers again this year.

The Compensation Committee believes that executive compensation should align with the stockholders’ interests, without encouraging excessive or unnecessary risk. This compensation philosophy, and the program structure approved by the Compensation Committee, are central to the Company’s ability to attract, retain and motivate individuals who can achieve our goals and provide stability in leadership. Our philosophies and goals with respect to compensation are explained in detail under the subheading “Executive Compensation—Compensation Discussion and Analysis—Compensation Philosophy and Objectives.” A detailed description of compensation paid to our named executive officers in 2012 follows that discussion and analysis.

This advisory vote, which is not binding on the Company, the Compensation Committee, or the Board, is intended to address the overall compensation of our named executive officers and the policies and practices described in this proxy statement. The Board and the Compensation Committee value the opinions of our stockholders and will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors unanimously recommends that you vote, on an advisory basis, FOR the following resolution:

“RESOLVED, that the compensation paid to our named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K adopted by the SEC, including the Compensation Discussion and Analysis, executive compensation tables and accompanying footnotes and narrative discussion, is hereby approved.”

The above-referenced disclosures appear below under the heading “Executive Compensation” of this proxy statement.

The above resolution will be deemed to be approved if it receives the affirmative vote of a majority of the votes cast at the Annual Meeting, provided that a quorum is present at the Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of the vote.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives. The Compensation Committee (for purposes of this section, the “Committee”) has responsibility for establishing, implementing, and continually monitoring adherence with the Company’s compensation philosophy. The goal of the Committee is to ensure that the total compensation paid to the Company’s executive officers is fair, reasonable, and competitive.

The Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual or long-term strategic goals by the Company. The principles underlying our compensation policies are:

•	To attract and retain qualified people;

•	To provide competitive compensation relative to compensation paid to similarly situated executives; and

•	To align the interests of executives to build long-term stockholder value.

At the 2012 annual meeting of stockholders, more than 96% of the votes cast with respect to the advisory vote on executive compensation approved the compensation of the Company’s named executive officers, demonstrating substantial support for our executive compensation program. The Committee took this indication of support into consideration in reviewing the Company’s executive compensation program.

2012 Executive Compensation Components. For the fiscal year ended December 31, 2012, the principal components of compensation for executive officers were:

•	Base salary;

•	Annual cash incentive compensation; and

•	Grants of restricted stock units.

During 2012, the Committee continued to review its compensation program, including existing levels of compensation for the Company’s executive officers, and made adjustments to bring compensation in line with publicly available information for comparable positions at similarly-sized public companies, as well as to reflect increased responsibilities for each officer and strong corporate performance. In addition, as described in more detail below, the Committee decided to move to restricted stock units as the preferred form of equity-based incentive compensation, instead of grants of stock options.

Base Salary

Salary levels of executive officers are reviewed periodically by the Committee and the CEO as part of the performance review process, as well as upon a promotion or other change in job responsibility. In determining base salaries for executives in 2012, the Committee primarily considered:

•	Available market data;

•	Scope of responsibilities; and

•	Individual performance of the executive.

In light of the additional responsibilities shouldered by the Company’s executive officers with respect to personnel management, information technology infrastructure, and management of financial resources, the Company’s captive insurance subsidiaries and self-insured worker’s compensation program resulting from the Company’s growth in gross revenues, the Committee determined to increase executive base salary levels effective March 1, 2012, as follows: Mr. Elich, by 33% to $400,000; Mr. Miller, by 11% to $250,000; and Mr. Vaughn, by 20% to $300,000.

Annual Cash Incentive Compensation

As of July 2, 2012, the Committee adopted a new annual cash incentive program under which the Company’s executive officers are eligible for annual cash incentive bonuses subject to attainment of corporate goals and individual performance objectives approved by the Committee. The target bonus amounts are set by the Committee each year and are expressed as a percentage of the executive’s annual base salary. For 2012, the percentages and dollar amounts of the bonus target opportunities were as follows: Mr. Elich, 50%, $200,000; Mr. Miller, 40%, $100,000; and Mr. Vaughn, 40%, $120,000.

For 2012, the annual incentive performance goals were tied 50% to corporate performance and 50% to individual performance. The bonus amounts payable for achievement of corporate performance goals and individual performance may not exceed 150% of the respective bonus target amounts tied to those components.

Company-wide performance goals related to corporate performance are defined by objectively measureable financial metrics, such as target levels of earnings before interest, taxes, depreciation and amortization (“EBITDA”), net earnings, gross revenues and similar measures. Achievement above or below the specified target level for a corporate financial performance metric results in adjustment upward or downward in the bonus amount payable. For each 1% above or below the target level, the bonus amount is increased or reduced by 2.5%. If achievement of a financial metric is below 80% of the target level, no amount is payable with respect to the portion of the bonus target amount tied to that metric. For 2012, the corporate portion of the bonus targets was based 50% on achievement of a specified EBITDA target level, which was $14,500,000, and 50% on achievement of a gross revenue target level, which was $1,850,000,000. The Company achieved EBITDA of $21,012,000 and gross revenues of $2,080,855,000 in 2012, substantially exceeding target levels, resulting in non-discretionary cash incentive bonuses in the amounts shown under Non-Equity Cash Incentive Plan Compensation in the Summary Compensation Table below. See page 33 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, for a reconciliation of gross revenues to net revenues in the Company’s audited financial statements.

Individual performance expectations relate to the functional areas for which each executive has responsibility. During the first quarter of 2013, the Committee determined to award discretionary cash bonuses to the Company’s executive officers based on its assessment of each individual’s performance during 2012 in the amounts shown under Bonus in the Summary Compensation Table below. The bonuses were awarded in recognition of significant individual achievement and the successful leadership demonstrated by the executive team in managing both internal operations and external outreach to the Company’s customers and investors, and the substantial improvement in the Company’s performance.

On a combined basis, the performance-based and discretionary components of the 2012 cash bonuses represented approximately 38% of the total cash compensation paid to the Company’s executive officers for services in 2012.

Long-Term Equity Incentive Compensation

In July 2012, the Committee approved grants of restricted stock units (“RSUs”) under the 2009 Stock Incentive Plan to Messrs. Elich, Miller and Vaughn. Mr. Elich was granted 15,000 RSUs and Messrs. Miller and Vaughn were each granted 10,000 RSUs. Each RSU represents a contingent right to receive one share of Common Stock. The RSUs vest in four equal annual installments and will be settled by delivery of unrestricted shares of Common Stock beginning in July 2013. The grants are intended to serve as a significant incentive aligning the long-term interests of the executive team with the interests of the Company’s stockholders.

During 2012, the Committee shifted from option grants to executive officers to awards of RSUs. The change was made to provide an opportunity to receive an ownership stake in the Company to better align the executives’ interests with those of stockholders, and because the Committee believes the accounting treatment of RSUs more accurately reflects the cost to the Company and stockholders of equity compensation.

Retirement Benefits

Employees, including executive officers, may participate in the Company’s 401(k) defined contribution plan. The Company matches each employee’s contributions at a rate of 100% on the first 3% of salary deferrals and 50% on the next 2% of salary deferrals, with a maximum Company-paid match of $10,000. All executive officers participated and had contributions to the 401(k) plan matched at the maximum amount.

Change in Control Employment Agreements

The Company entered into agreements with Messrs. Elich, Miller and Vaughn in April 2011 that provide for severance benefits in the event that the officer’s employment is terminated by the Company without cause (as defined) or by the officer for good reason (as defined) following a change in control of the Company, as described in greater detail under “Potential Payments upon Termination or Change in Control” below. The Committee approved the agreements with the goal of providing the Company’s stockholders with greater assurance of stability within senior management.

Deductibility of Executive Compensation. The Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), which limits the deductibility for federal income tax purposes of annual compensation totaling more than $1,000,000 paid to certain executive officers, with exceptions for qualifying performance-based compensation. The Company believes that compensation paid to its executive officers currently is fully deductible for federal income tax purposes.

Summary Compensation Table

The following table sets forth information regarding compensation received by the persons serving as executive officers of the Company during 2012.

Name and Principal Position	Year		Salary	Bonus(1)	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total Compensation
Michael L. Elich	2012		$386,655	$130,000	$321,600	$—	$140,000	$13,570	$991,825
President and Chief Executive Officer	2011	(6)	298,558	63,704	—	542,618	45,252	13,171	963,303
	2010		220,833	—	—	54,774	16,526	12,682	304,815

James D. Miller	2012		$248,150	$65,000	$214,400	$—	$70,000	$10,895	$608,445
Vice President-Finance, Treasurer, and Secretary	2011		224,327	47,865	—	361,730	34,001	9,387	677,310
	2010		187,500	—	—	54,774	14,031	8,272	264,577

Gregory R. Vaughn	2012		$294,318	$86,000	$214,400	$—	$84,000	$10,000	$688,718
Vice President	2011		249,327	53,198	—	361,740	37,791	9,800	711,856
	2010		210,833	—	—	54,774	15,778	8,427	289,812

(1)

The amounts shown represent discretionary cash bonuses awarded by the Compensation Committee based on its evaluation of each officer’s individual performance. Additional information regarding the Company’s annual cash incentive bonus program appears under the heading “Compensation Discussion and Analysis” above.

(2)

Reflects the grant date fair value of restricted stock units (“RSUs”) granted to executive officers using the closing price of the Common Stock on the grant date, $21.44 per share. Each RSU represents a contingent right to receive one share of Common Stock. The RSUs vest in four equal annual installments beginning on July 2, 2013, and will be settled by delivery of unrestricted shares of Common Stock on the vesting date. Vesting of the RSUs would accelerate upon a change in control or a participant’s death or termination of employment by reason of disability.

(3)

The amounts shown represent the grant date fair value (computed in accordance with Topic 718 of the Accounting Standards Codification of the Financial Accounting Standards Board (the “ASC”)), with respect to grants of employee stock options under the Company’s stock incentive plans. Additional details regarding the terms of outstanding stock options held by the named executive officers are described under “Incentive Compensation” below. Assumptions used in calculating grant date fair value are described in Note 12 to the Company’s audited financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2012 (the “2012 Form 10-K”).

(4)

Amounts shown represent performance-based cash bonuses paid pursuant to the Company’s annual cash incentive bonus program. Additional information regarding the bonus program appears under the heading “Compensation Discussion and Analysis” above.

(5)

Amounts shown for 2012 include $10,000 in employer contributions to the 401(k) plan for each executive officer and, for Messrs. Elich and Miller, $3,570 and $895, respectively, in reimbursement of personal income taxes relating to personal use of a company-owned property. No executive officer received perquisites or other personal benefits with a total value exceeding $10,000 during the years covered by the table.

(6)	Michael L. Elich was appointed President and Chief Executive Officer on February 17, 2011.

Incentive Compensation

The following table sets forth information regarding awards under the Company’s annual cash incentive bonus program and the 2009 Stock Incentive Plan to the named executive officers during the year ended December 31, 2012.

Grants of Plan-Based Awards for the Year Ended December 31, 2012

Name	Grant Date	Approval Date	Estimated potential payouts under non-equity incentive plan awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock Awards(3)
			Threshold(1)	Target(1)	Maximum(1)
Michael L. Elich	07/02/2012	06/24/2012	$50,000	$100,000	$150,000	15,000	$321,600
James D. Miller	07/02/2012	06/24/2012	$25,000	$50,000	$75,000	10,000	$214,400
Gregory R. Vaughn	07/02/2012	06/24/2012	$30,000	$60,000	$90,000	10,000	$214,400

(1)

Represents the potential annual non-discretionary cash incentive bonus amounts under the Company’s annual cash incentive bonus program based on the level of achievement of corporate performance goals as described under “Compensation Discussion and Analysis” above. The target amounts were payable if the overall achievement level was 100%. For each percentage point that achievement of the goal falls above or below the target level in a particular year, the bonus amount attributable to that goal is increased or reduced by 2.5%, provided the maximum bonus is 150% of target and no amounts are payable for achievement at 80% of the target levels or below. Actual bonuses paid are shown in the Summary Compensation Table above.

(2)

Reflects the grant of restricted stock units (“RSUs”) under the 2009 Stock Incentive Plan. Each RSU represents a contingent right to receive one share of Common Stock. The RSUs vest in four equal annual installments beginning on July 2, 2013, and will be settled by delivery of unrestricted shares of Common Stock on the vesting date. Vesting of the RSUs would accelerate upon a change in control or a participant’s death or termination of employment by reason of disability.

(3)

The amounts shown represent the grant date fair value of RSUs granted under the 2009 Stock Incentive Plan calculated in accordance with ASC Topic 718 and based on the closing price of the Common Stock on the grant date, $21.44 per share.

The table below provides information regarding outstanding stock options and RSUs held by the named executive officers at the end of 2012.

Outstanding Equity Awards at December 31, 2012

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options: Exercisable (#)	Number of Securities Underlying Unexercised Options: Unexercisable (#)		Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested
Michael L. Elich	9,375	65,625	(1)	$16.53	4/06/2021
	5,000	5,000	(2)	13.38	3/04/2020	15,000	(4)	$571,350	(5)
	15,000	5,000	(3)	11.08	1/16/2019
	25,000	—		15.20	7/01/2015
	3,873	—		9.27	3/04/2014

James D. Miller	6,250	43,750	(1)	$16.53	4/06/2021
	5,000	5,000	(2)	13.38	3/04/2020	10,000	(4)	$380,900	(5)
	7,500	2,500	(3)	11.08	1/16/2019
	10,000	—		11.97	6/30/2018
	10,800	—		17.50	7/12/2015

Gregory R. Vaughn	6,250	43,750	(1)	$16.53	4/06/2021
	5,000	5,000	(2)	13.38	3/04/2020	10,000	(4)	$380,900	(5)
	15,000	5,000	(3)	11.08	1/16/2019
	26,908	—		15.20	7/01/2015
	7,541	—		9.27	3/04/2014

(1)	The options vest in eight equal annual installments beginning on April 6, 2012.
(2)	The options vest in four equal annual installments beginning on March 4, 2011.
(3)	The options vest in four equal annual installments beginning on January 16, 2010.
(4)	The unvested shares vest in four equal installments on July 2, 2013, 2014, 2015 and 2016.
(5)	Based on the $38.09 closing price per share of the Company’s Common Stock on December 31, 2012.

Additional Equity Compensation Plan Information

The following table summarizes information regarding shares of Common Stock that may be issued upon exercise of options, warrants, and rights under the Company’s existing equity compensation plans and arrangements as of December 31, 2012. The only plan or arrangement under which equity compensation could be awarded at December 31, 2012, was the Company’s 2009 Stock Incentive Plan, which was approved by stockholders in May 2009. Prior to 2009, grants of stock options were made under the Company’s 2003 and 1993 Stock Incentive Plans, which had been approved by stockholders. The information includes the number of shares covered by, and the weighted average exercise price of, outstanding options, warrants, and other rights under the plans, and the number of shares remaining available for future grants excluding the shares to be issued upon exercise of outstanding options.

Plan Category	A. Number of securities to be issued upon exercise of outstanding options, warrants, and rights	B. Weighted- average exercise price of outstanding options, warrants, and rights	C. Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)
Equity compensation plans approved by stockholders	538,697	$14.66	586,900
Equity compensation plans or arrangements not approved by stockholders	0	N/A	0

Total	538,697	$14.66	586,900

Potential Payments Upon Termination or Change in Control

In April 2011, the Compensation Committee approved new Change in Control Employment Agreements (the “CIC Agreements”) with Messrs. Elich, Miller and Vaughn. The CIC Agreements provide for compensation in the form of a severance payment in the event that the executive officer’s employment is terminated following a change in control of the Company.

Under the CIC Agreements, if employment is terminated by the Company (other than for cause, death or disability), or by the executive for good reason, within 12 months following a change in control, the executive will be entitled to receive an amount equal to three times the sum of (x) his annual base salary plus (y) his target annual cash bonus, in a lump sum within 30 days after his termination. If payment of these benefits would result in an “excess parachute payment” as defined in Code Section 280G, such payments shall be reduced to the largest amount that will result in no portion of the payments being subject to the excise tax imposed by Code Section 4999.

Brief summaries of the definitions of certain terms used in the CIC Agreements are set forth below.

“Change in control” means:

•	The acquisition by a person or group of beneficial ownership of 30% or more of the combined voting power of the Company’s outstanding voting securities;

•	A change in the composition of the Board during any 12-month period such that the incumbent directors cease to constitute at least a majority of the Board, with certain exceptions;

•	Completion of a consolidation, merger, or sale, lease, exchange, or other transfer of substantially all the assets of the Company, with certain exceptions; or

•	Approval by the Company’s stockholders of a liquidation or dissolution of the Company.

“Cause” means:

•	The willful failure to comply with any of the Company’s material and lawful policies or standards, subject to certain notice requirements;

•	The material breach of the confidentiality provisions of the agreement;

•	The willful and material failure to perform the duties of the officer’s position, subject to certain notice requirements;

•	Embezzlement, theft, larceny, fraud, or other material acts of dishonesty; or

•	Conviction of or entry of a plea of guilty or nolo contendere to a felony.

“Good reason,” for purposes of an executive’s termination of his employment with the Company following a change in control, means:

•	The executive experiences a material adverse change in his authority, duties, or responsibilities;

•

A material change in the executive’s supervisor, including reporting to a successor board of directors of which fewer than half of the members were directors of the Company immediately prior to the change in control or, for Messrs. Miller and Vaughn, if Mr. Elich ceases to be Chief Executive Officer for reasons other than cause, death or disability;

•	The executive’s base compensation (salary or target annual cash bonus) is reduced;

•	The executive is transferred to a location more than 50 miles from the present location;

•	The successor company does not agree to perform under the agreement; or

•	The Company does not comply with the material terms of the agreement.

All outstanding stock options and RSUs held by the executives will also become exercisable in full following a change in control of the Company, whether or not the executive’s employment is terminated.

Each of our executives has entered into a separate non-competition agreement under which he has agreed not to become an owner, stockholder, partner, officer, or employee of a business that is engaged in or competes with the Company in any geographic area in which the Company has done business during the three months preceding termination of his employment, and not to solicit the Company’s customers or employees, for a period of 18 months after he is no longer employed by the Company.

The following table shows potential pay-outs under the CIC Agreements as of December 31, 2012, assuming that employment was terminated following a change in control of the Company, either by the Company for reasons other than cause, death or disability, or by the executive for good reason, and that termination occurred on that date. The table also shows the value of outstanding employee stock options and RSUs that were not vested on December 31, 2012, but would become exercisable in full upon a change in control of the Company, whether or not the executive’s employment is terminated.

Name	Lump Sum Cash Severance Payment(1)	Value of Unvested Stock Options and Restricted Stock Units(2)	Total(1)
Michael L. Elich	$0	$2,244,825	$2,244,825
James D. Miller	$0	$1,515,225	$1,515,225
Gregory R. Vaughn	$0	$1,582,750	$1,582,750

(1)

Equal to three times the sum of the executive’s annual base salary level at December 31, 2012, and the target cash incentive bonus for 2012, reduced to the extent necessary to avoid imposition of the excise tax imposed under Code Section 4999 on excess parachute payments as defined in Code Section 280G. The amounts shown reflect elimination of the cash severance due to these reductions as follows: Mr. Elich, $1,800,000; Mr. Miller, $1,050,000; and Mr. Vaughan, $1,251,536.

(2)

Reflects the market value of unvested RSUs plus the difference between the closing sale price of the Common Stock on The Nasdaq Stock Market on December 31, 2012, $38.09 per share, and the per share exercise price for unvested options. See “Outstanding Equity Awards at December 31, 2012” on page 16 for additional information.

Compensation Committee Interlocks and Insider Participation

Messrs. Carley, Hicks, Justesen and Meeker served on the Compensation Committee during 2012. During 2012, none of the Company’s executive officers served on the board of directors of any entity whose directors or officers serve on our Compensation Committee.

Compensation Committee Report

The Compensation Committee is charged with carrying out the Board’s overall responsibilities relating to compensation of the Company’s executive officers. The Compensation Committee has reviewed the section appearing elsewhere in this proxy statement entitled “Compensation Discussion and Analysis” and has discussed its contents with members of the Company’s management. Based on its review and discussions, the Compensation Committee has recommended to the Board of Directors that the section headed “Compensation Discussion and Analysis” be included in the proxy statement, as well as in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, through its incorporation by reference from the proxy statement.

Submitted by the Compensation Committee of the Board of Directors:

James B. Hicks, Ph.D., Chair

Thomas J. Carley

Jon L. Justesen

Anthony Meeker

RELATED PERSON TRANSACTIONS

Under the charter of the Audit Committee, the committee must determine whether or not to approve any transaction between the Company and a director, officer or stockholder that, if it did occur, would be required to be disclosed in the Company’s proxy statement. There are no written procedures regarding review or approval of any such transactions, and no specific standards are employed by the Audit Committee in determining whether or not to approve a particular transaction.

On March 9, 2012, the Company entered into a stock repurchase agreement with Kimberly J. Jacobsen Sherertz in her capacities as Personal Representative of the Estate and Trustee of the Barrett Share Trust under the Will of William W. Sherertz, the Company’s former Chief Executive Officer, and Kimberly J. Jacobsen Sherertz, individually. At the time of entry into the purchase agreement, Ms. Sherertz owned approximately 25% of the outstanding Common Stock. Pursuant to the stock repurchase agreement, the Company agreed to acquire 2,485,929 shares of Common Stock (the “Estate Shares”) held by the Estate at a price of $20.00 per share, for aggregate consideration of $49,718,580 consisting of $20,745,580 in cash at closing and 28,973 shares of Series A Preferred Stock.

Also on March 9, 2012, the Company entered into a stock repurchase agreement with Nancy Sherertz to acquire 500,000 shares of Common Stock at a price of $20.00 per share for aggregate consideration of $10,000,000 consisting of $4,173,000 in cash at closing and 5,827 shares of Series A Preferred Stock. Prior to the repurchase, Nancy Sherertz beneficially owned approximately 8.1% of the outstanding Common Stock.

The stock repurchases were completed on March 28, 2012. In connection with the repurchase transaction, Kimberly J. Jacobsen Sherertz agreed to cause the Estate and all other participants in a proxy soliciting group she had formed to cease all efforts previously undertaken with respect to her request for a special stockholders meeting, as well as her nomination of individuals for election at the 2012 annual meeting, and to refrain from similar actions during a standstill period ending May 31, 2014. The Company provided the initial purchase price out of cash on hand.

On September 24, 2012, the Company redeemed all of the outstanding shares of Series A Preferred Stock for $34.8 million. The Company funded the redemption using a combination of cash on hand and availability under a revolving credit facility provided by its principal bank.

OTHER MATTERS

Management knows of no matter to be brought before the Annual Meeting other than the election of directors, ratification of the selection of independent auditors, and the advisory vote to approve our executive compensation. However, if any other business properly comes before the Annual Meeting, the persons named in the accompanying form of proxy will vote or refrain from voting on the matter pursuant to the discretionary authority given in the proxy.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD

Communications by stockholders to the Board should be submitted by e-mail to bod@bbsihq.com. All directors have access to this e-mail address. Communications to individual directors or committees should be sent to the attention of the intended recipient. The chair of the Audit Committee will be primarily responsible for monitoring e-mails to the Board (or its members or committees) and for forwarding messages as appropriate.

Stockholder communications sent by regular mail to the attention of the Board (or to individual directors or committees) will be forwarded as the chair of the Audit Committee deems appropriate. Communications will not be forwarded if they do not appear to be within the scope of the Board’s (or such other intended recipient’s) responsibilities or are otherwise inappropriate or frivolous.

STOCKHOLDER PROPOSALS FOR ANNUAL MEETING IN 2014

Stockholder proposals submitted for inclusion in the proxy materials for the annual meeting of stockholders to be held in 2014 must be received by the Company by December 23, 2013. Any such proposal should comply with the SEC’s rules governing stockholder proposals submitted for inclusion in proxy materials. Proposals should be addressed to James D. Miller, Secretary, Barrett Business Services, Inc., 8100 N.E. Parkway Drive, Suite 200, Vancouver, Washington 98662.

Under our Bylaws, notice of any proposal that is not submitted for inclusion in next year’s proxy materials, but instead is sought to be presented directly at the 2014 annual meeting of stockholders, generally must be received not less than 90 days (January 22, 2014) or more than 120 days (December 23, 2013) prior to the one-year anniversary of the date of mailing the prior year’s proxy materials. Notices of intention to present proposals at the 2014 annual meeting should be forwarded to the address listed above.

April 22, 2013	BARRETT BUSINESS SERVICES, INC.

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 PM, Eastern Time, on May 28, 2013.

Vote by Internet
• Go to www.investorvote.com/BBSI
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR Items 1, 2 and 3.

1. To elect six directors to a one-year term.				+
Nominees:	01 - Thomas J. Carley	02 - Michael L. Elich	03 - James B. Hicks, Ph.D.
	04 - Roger L. Johnson	05 - Jon L. Justesen	06 - Anthony Meeker

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

	For	Against	Abstain		For	Against	Abstain
2. Ratification of selection of Moss Adams LLP as our independent registered public accounting firm for 2013.	☐	☐	☐	3. Advisory vote to approve executive compensation.	☐	☐	☐

4. To vote in accordance with their best judgment upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2012 Annual Report to Stockholders are available at: http://BarrettBusinessServices.investorroom.com

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — BARRETT BUSINESS SERVICES, INC.

Annual Meeting of Stockholders — May 29, 2013

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Michael L. Elich and Jon L. Justesen, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the reverse side, all the shares of Common Stock of Barrett Business Services, Inc., which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held on Wednesday, May 29, 2013, at 2:00 p.m., or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE 2013 NOTICE OF ANNUAL MEETING AND ACCOMPANYING PROXY STATEMENT AND 2012 ANNUAL REPORT TO STOCKHOLDERS AND REVOKES ALL PRIOR PROXIES FOR SAID MEETING.

This proxy, when properly executed, will be voted in the manner directed by the stockholder. If no direction is indicated, the proxy will be voted FOR Items 1, 2 and 3.

(Continued and to be marked, dated and signed, on the other side)